UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMERICAN HOMES 4 RENT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Information About The Annual Shareholders Meeting
To Be Held On Thursday, May 7, 2020

On April 24, 2020, American Homes 4 Rent issued the following press release related to a change to a virtual-only format for its 2020 Annual Shareholders Meeting to be held on Thursday, May 7, 2020 at 9 a.m. Pacific Time. The following press release supplements American Homes 4 Rent’s Proxy Statement and other proxy materials, including the Notice of Annual Shareholders Meeting that accompanies the Proxy Statement, first made available to shareholders on April 1, 2020 in connection with the solicitation of proxies by the American Homes 4 Rent Board of Trustees for use at the 2020 Annual Shareholders Meeting. From and after the issuance of this press release, all such proxy materials should be read together with the press release and are amended by the change to a virtual-only meeting format and related information set forth in the press release, but are not otherwise revised or modified in any respect.

The press release is being filed with the U.S. Securities and Exchange Commission and made available to shareholders on April 24, 2020.

PLEASE READ THESE MATERIALS CAREFULLY TOGETHER WITH
THE PROXY STATEMENT AND OTHER PROXY MATERIALS.

* * * * *

News Release

American Homes 4 Rent Announces Virtual 2020 Annual Meeting of Shareholders

AGOURA HILLS, Calif., April 24, 2020 – American Homes 4 Rent (NYSE: AMH) (the “Company” or “AMH”), a leading provider of high-quality single-family homes for rent, today announced that its 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) will change to a virtual-only format and that it will not hold an in-person meeting. The Company’s 2020 Annual Meeting will take place at 9 a.m. Pacific Time on May 7, 2020, the same date and time as originally scheduled.

The change is intended to help protect the health and safety of its employees, shareholders and communities in light of the public health impact of the COVID-19 pandemic and state and local government recommended and required limits on public gatherings. The Company intends to return to an in-person annual meeting next year.

The virtual meeting has been designed to provide the same rights to participate as shareholders would have at an in-person meeting. Shareholders who attend the virtual 2020 Annual Meeting and have not already voted by mail, telephone or internet, or who wish to change their vote, will be able to vote at the virtual 2020 Annual Meeting using the online meeting website. In addition, shareholders will have the opportunity to submit questions electronically during the meeting.

Instructions for Registering to Attend the Annual Meeting

As a result of the change, shareholders who plan to attend the 2020 Annual Meeting must register by following the instructions below.

Record Date: Only holders of the Company’s common shares at the close of business on March 9, 2020, the record date for the annual meeting, are entitled to join the live virtual meeting.

Registered Shareholders: Shareholders who hold common shares of the Company registered in their name with our transfer agent, American Stock Transfer & Trust Company, LLC, can attend the virtual 2020 Annual Meeting by visiting www.CESVote.com. Shareholders will then be instructed to enter the control number each registered shareholder received on their Proxy Card and click on the “Click here to pre-register for the online meeting” link at the top of the voting page. After pre-registering, registered shareholders will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting.

Beneficial Shareholders: Beneficial shareholders (those holding shares through a stock brokerage account or by bank or other nominee) who plan to attend the virtual 2020 Annual Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy of their legal proxy to “AMHRegister@Proxy-Agent.com.” Beneficial shareholders who e-mail a valid legal proxy will be registered for the meeting and issued a control number that will allow them to attend and participate in the online-only meeting. They will also receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting.

Any shareholder who plans to attend the virtual 2020 Annual Meeting must register for the meeting by 9:00 a.m. EDT on May 5, 2020. An email with a link and instructions for entering the meeting will be sent prior to the meeting to any shareholder who pre-registers. Any shareholder who needs assistance obtaining a legal proxy, registering for the virtual meeting or voting may contact the Company’s proxy solicitor, D.F. King & Co., Inc. toll-free at (877) 283-0321 or at AMH@dfking.com.

There is no change to the items of business to be addressed at the meeting, which are described in the Company’s proxy materials previously distributed and also available at: www.ah4r.com/ForInvestors/AnnualMeetingDocs2020.

Whether or not shareholders plan to participate in the virtual-only annual meeting, AMH urges shareholders to submit their vote in advance of the meeting by one of the methods described in the previously distributed proxy materials.

About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high-quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of December 31, 2019, we owned 52,552 single-family properties in selected submarkets in 22 states.

Additional information about American Homes 4 Rent is available on our website at www.americanhomes4rent.com.

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com